EXHIBIT 4.12

                        AGREEMENT FOR PAYMENT OF ACCOUNT



          AGREEMENT FOR PAYMENT OF ACCOUNT dated as of June 24, 2002 (this "Agreement"), by and between XYBERNAUT CORPORATION, a Delaware corporation ("Xybernaut"), and FATHOM CREATIVE, INC., a District of Columbia corporation ("Fathom").

          WHEREAS, Xybernaut has engaged the marketing services of Fathom; and

          WHEREAS, Xybernaut wishes to reach an agreement on an alternative payment plan to compensate Fathom for balances owing to Fathom as of June 24, 2002; and

          WHEREAS, Xybernaut and Fathom have reached agreement on the terms and provisions of such alternative payment plan.

          NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties agree as follows:

          1. Balance. Xybernaut and Fathom agree that the entire unpaid balance of all amounts owed by Xybernaut to Fathom, including, but not limited to, amounts payable in respect of all services, goods, expenses and products provided by Fathom to Xybernaut through and including June 24, 2002, is, for all purposes, equal to $28,984.73 (the "Balance"). The calculation of the Balance is set forth on Exhibit A attached hereto.

          2. Payment of Balance. Fathom agrees to accept as payment in full for the Balance the following: (a) cash installment payments equal to $14,400.08 (the "Cash Payments") and (b) the issuance of shares of Xybernaut common stock, par value $0.01 per share (the "Common Stock") for the remaining $14,584.65 of the Balance as provided for in Section 4 hereof (the "Stock Grant").

          3. Cash Payments. The Cash Payments will be paid by Xybernaut in accordance with the payment schedule set forth for on Exhibit A attached hereto.

          4. Stock Grant. The Stock Grant will be satisfied by Xybernaut issuing 18,942 shares of Common Stock (the "Shares") to Fathom based upon a value of $0.77 per share (the "Agreed Upon Value Per Share"), which amount represents a ten percent (10%) discount from the $0.85 closing market price of the Common Stock on June 21, 2002 (the last trading day preceding the date of this Agreement). The issuance of the Stock Grant, as is the case with all stock grants by Xybernaut, is subject to the approval of Xybernaut's Board of Directors. Promptly after the receipt of such approval, Xybernaut shall cause a stock certificate representing the Shares to be issued in the name of Fathom. If the issuance of the Stock Grant has not been approved by Xybernaut(1)s Board of Directors, and/or if Xybernaut has not caused a stock certificate representing the Shares issued in the name of Fathom to be delivered to Fathom, on or prior to July 5, 2002, then Xybernaut shall pay $14,584.65 of the Balance (i.e., the portion of the Balance which was to be so satisfied by the Stock Grant) to Fathom in full by good check on July 10, 2002.

          5. Registration of the Shares. Xybernaut hereby grants to Fathom "piggyback registration rights" with respect to the Shares to be issued to Fathom hereunder in respect of the Stock Grant in the next registration statement filed by Xybernaut with respect to its Common Stock (other than a registration statement on Form S-4 or Form S-8 or any successor thereto) immediately following the issuance of the Shares. Xybernaut will furnish Fathom with written notice concerning any such registration statement reasonably in advance of the filing thereof. If Fathom notifies Xybernaut in writing, such notice to be given within seven (7) business days after receipt of Xybernaut's written notice, that Fathom desires its Shares to be included in such registration statement (which request shall specify the number of Shares that Fathom wishes to have included in the registration statement), Xybernaut shall use its reasonable best efforts to cause such Shares to be included in the registration statement and to cause the registration statement to be declared effective by the Securities and Exchange Commission (the "Commission"). Notwithstanding the foregoing, Xybernaut shall have the right to exclude such number of the Shares from the registration statement as Xybernaut or the managing underwriter(s), if applicable, may reasonably determine would have an adverse affect on the registration statement, the likelihood of the Commission to declare the registration statement effective or the price to be received by Xybernaut or the other selling shareholders for the other shares of Common Stock covered by the registration statement. If Xybernaut cuts-back the number of Shares requested by Fathom to be included in the registration statement for which Fathom has exercised its piggyback registration rights, as permitted in the immediately preceding sentence, Fathom shall continue to have piggyback registration rights for succeeding registration statements until all of the Shares have been registered. Xybernaut shall be responsible for the compliance of any such registration statement with applicable securities laws until all of the Shares have been registered; provided that Fathom shall be responsible for any information about Fathom specifically required by applicable securities laws. Fathom shall indemnify and hold harmless Xybernaut (and its directors, officers, employees, control persons and agents and their respective successors and assigns) from and against any claim, action, suit, proceeding, damage, liability, loss, penalty, cost and expense (including without limitation, reasonable attorneys' fees and expenses) incurred by any of them as a result of, or based upon, a misstatement of a material fact or omission of a material fact regarding Fathom which is furnished to Xybernaut by Fathom or omitted to be furnished to Xybernaut for inclusion in any registration statement which includes any of the Shares. All fees and expenses incident to the registration of the Shares shall be borne by Xybernaut. Notwithstanding anything set forth herein, Xybernaut shall not be required to include any Shares in a registration statement, if such shares are eligible to be sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"), based upon the holding period for the Shares. Notwithstanding anything hereinto the contrary in no event shall Fathom Creative be liable for any loss, claim, damage, liability, expense or otherwise in an aggregate amount in excess of the proceeds received by Fathom Creative from the sale of Shares covered by such registration statement.

          6. Representations and Warranties. Fathom represents and warrants to Xybernaut as follows: (a) Fathom is a sophisticated investor who either (i) has such knowledge and experience in financial and business matters (including without limitation, knowledge and experience investing in "restricted securities", as that term is defined in the Regulation D promulgated under the Act, and the risks associated with such an investment) such that it is capable of evaluating the merits and risks of its investment in the Company and the Shares, (ii) has obtained independent professional financial advice, from a investment advisor, sufficient to enable it to evaluate the merits and risks of its investment in the Company and Shares, and/or (iii) it is an "accredited investor," which is defined under Rule 501(a)(3) of the Act; (b) it is acquiring the Shares for its own account and not with a view to their distribution within the meaning  of  Section  2(11)  of the  Act;  (c) it has no  present  intention  to distribute any of the Shares publicly and has no present agreement, understanding or arrangement to subdivide, sell, assign, transfer or otherwise dispose of all or any of the Shares to any other person or entity; and (d) it understands that it may be necessary to bear the economic risk of the investment in the Shares for an indefinite period of time indefinitely because the Shares may not be sold, hypothecated, transferred, pledged, gifted or otherwise disposed of unless registered under the Act and all applicable state securities laws or an exemption from such registration is available and is fully complied with by Fathom. Notwithstanding the above, it is acknowledged that Fathom may publicly sell shares of Common Stock in the open market without restriction through its broker if a registration statement covering the Shares is declared effective by the Commission pursuant to Section 5 hereof. Fathom acknowledges and agrees that Xybernaut will be relying on the representations and warranties of Fathom set forth in this Section 6 in issuing the Shares which are the subject of the Stock Grant to Fathom pursuant to an exemption from registration under the Act and applicable state securities laws. The certificate for the Shares issued to Fathom shall bear the following restrictive legend.

          "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED, PLEDGED, GIFTED OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, UNLESS THE SHARES ARE REGISTERED UNDER THE ACT, OR IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH SECURITIES UNDER THE ACT, UNLESS XYBERNAUT CORPORATION (THE "COMPANY") HAS RECEIVED THE WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT, AFTER INVESTIGATION OF THE RELEVANT FACTS, COUNSEL IS OF THE OPINION THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAWS."

          Promptly upon the written request of Fathom, the foregoing restrictive legend shall be removed from the certificate representing any Shares at such time as they become eligible for resale pursuant to Securities and Exchange Commission Rule 144(k), to the extent allowable pursuant to this and other applicable rules, regulations and laws.

          7. Fathom Release. Upon the execution and delivery of the Agreement and provided that Xybernaut is not in material breach of this Agreement Fathom shall forebear and suspend any and all actions, suits or other proceedings threatened or pending against Xybernaut for collection of the Balance. Upon the later of the date of the date that (x) Fathom receives the last installment of the Cash Payment, (y) the Stock Grant contemplated herein is completed, and (z) the registration of the Shares as provided for in Sections 3, 4 and 5 hereof (if such registration is requested) (the "Release Date"), Fathom shall forever release Xybernaut and its subsidiaries and their respective present and future officers, directors, employees, representatives and agents and the respective successors and assigns of each of them (each a "Releasee"), from any and all claims, suits, debts, damages, liabilities, actions or causes of action, demands, obligations, promises, costs and expenses (including, without limitation, attorneys' fees and expenses) of any nature and description, in law or in equity, whether known or unknown, known in the future, fixed or contingent, suspected, disclosed or undisclosed, against any Releasee that Fathom or any of its subsidiaries or any of their respective present and former officers, directors, employees, representatives, agents, their respective successors and assigns may have against any Releasee from the beginning of time through the Release Date based upon, arising out of or in any way relating to the Balance, this Agreement or the matters contemplated hereby relates.

          8. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Virginia, without regard to Virginia's conflicts of law principles. This Agreement shall not be interpreted or construed with any presumption against the party that caused this Agreement to be drafted. Fathom and Xybernaut hereby unconditionally and irrevocably consent to the jurisdiction of the Federal District Court of the Northern District of Virginia with respect to any action, suit or other proceeding arising out of or relating to this Agreement. The prevailing party in any such action, suit or proceeding shall be entitled to receive reimbursement of all of its attorneys' fees and expenses incurred in connection with such action, suit or proceeding.

          9. Miscellaneous.

          (a) This Agreement may not be amended, modified or waived, except by an instrument in writing signed by each of the parties hereto. This Agreement, together with the Exhibits hereto, constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and its supercedes all prior and/or contemporaneous understandings and agents (whether written or oral) all of which are merged herein.

          (b) This Agreement may not be assigned by either party without the prior written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

          (c) This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, and when taken together, shall constitute owe and the same agreement. Section headings are included herein for convenience of reference only, and they shall not effect the construction or interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized officers as of the date first written above.


XYBERNAUT CORPORATION                       FATHOM, INC.



By:                                         By:
   ---------------------------------           ---------------------------------

Name:                                       Name:
     -------------------------------             -------------------------------

Title:                                      Title:
      ------------------------------              ------------------------------

                                                                       EXHIBIT A

                                                                                              DATE OF CASH
                                                                                              ------------
 INVOICE #     INVOICE DATE        INVOICE AMOUNT       PAID IN STOCK         PAID IN CASH       PAYMENT
 ---------     ------------        --------------       -------------         ------------       -------

    5432        12/11/2001       $        3,573.53                         $     3,573.53        6/28/2002
    5508        2/11/2002        $        4,673.24     $    4,673.24
    5500        2/21/2002        $          235.05                         $       235.05        7/5/2002
    5505        2/21/2002        $          865.63     $      865.63
    5499        2/21/2002        $        1,280.13                         $     1,280.13        6/28/2002
    5498        2/21/2002        $          313.50                         $       313.50        7/5/2002
    5522         3/7/2002        $        2,423.62                         $     2,423.62        7/5/2002
    5528         3/7/2002        $        1,386.38                         $     1,386.38        7/5/2002
    5526         3/7/2002        $        1,721.17                         $     1,721.17        7/12/2002
    5571         4/3/2002        $        1,630.72                         $     1,630.72        7/12/2002
    5568         4/3/2002        $        9,045.78     $    9,045.78
    5573         4/3/2002        $          700.06                         $       700.06        7/12/2002
    5630         6/5/2002        $        1,135.92                         $     1,135.92        7/12/2002
                              --------------------- -------------------   -------------------

                                 $       28,984.73     $   14,584.65       $    14,400.08              -
                              ===================== ===================   ===================
                                                                50.3%               49.7%
